                                                                      EXHIBIT 12

                        Intermedia Communications Inc.
                        ------------------------------

                      Statement re: Computation of Ratios
                      -----------------------------------


                                                                1994            1995            1996
                                                            ------------    ------------    ------------
Loss before extraordinary items                                 ($3,087)       ($19,157)       ($57,198)
Income tax benefit                                                    0              97               0
Loss before income taxes                                        ($3,067)       ($19,060)       ($57,198)


Fixed Charges:
        Interest expensed                                        $1,219         $13,355         $35,213
        Capitalized interest                                        257             677           2,780
        Amortization of deferred financing costs                     69             412           1,252
        Estimated interest factor on operating leases               200             428           1,598
        Dividends on redeemable preferred stock                       0               0               0
                                                            ------------    ------------    ------------
Total fixed charges                                              $1,745         $14,872         $40,843
                                                            ============    ============    ============


Earnings:
        Loss before income tax                                  ($3,067)       ($19,157)       ($57,198)
        Fixed charges excluding capitalized interest              1,488          14,195          38,063
                                                            ------------    ------------    ------------
Total earnings                                                  ($1,570)        ($4,962)       ($19,135)
                                                            ============    ============    ============

Ratio of earnings to fixed charges                                (0.90)          (0.33)          (0.47)
                                                            ============    ============    ============
Insufficiency of earnings to cover fixed charge                  $3,324         $19,834         $59,978
